Exhibit 99.1

GEMSTAR-TV GUIDE ANNOUNCES SETTLEMENT AGREEMENT
WITH ELSIE MA LEUNG

(Los Angeles, CA) June 13, 2006 – Gemstar-TV Guide International, Inc. (NASDAQ: GMST) announced today that it has entered into a settlement agreement with its former chief financial officer, Elsie Ma Leung. Under the terms of the agreement, Ms. Leung has relinquished all claims to the approximately $8.4 million the Company is holding in a segregated account that was established in connection with the Company’s November 2002 management and corporate governance restructuring. The settlement fully resolves the pending arbitration claims between Ms. Leung and Gemstar-TV Guide.  In addition, the settlement includes a general release of the Company by Ms. Leung, and also contains specific releases of her claims for reimbursement of legal fees, any claims that she has against the Company’s directors’ and officers’ insurance carriers, and any future claims for advancement of legal expenses or indemnification. In exchange, the Company has agreed to release its claims against Ms. Leung.

Stephen H. Kay, Gemstar-TV Guide’s executive vice president and general counsel said, “We are very pleased with this settlement which brings to a close an extended period of litigation and arbitration with Ms. Leung.”

About Gemstar-TV Guide
Gemstar-TV Guide International, Inc. (the “Company”) (NASDAQ: GMST — News) is a leading media, entertainment and technology company that develops, licenses, markets and distributes technologies, products and services targeted at the television guidance and home entertainment needs of consumers worldwide. The Company’s businesses include: television media and publishing properties; interactive program guide services and products; and technology and intellectual property licensing. Additional information about the Company can be found at www.gemstartvguide.com.

Additional details regarding the settlement announced today will be available in Gemstar-TV Guide International, Inc.‘s Form 8-K to be filed with the Securities and Exchange Commission shortly.

This news release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that may cause actual performance or results to differ materially from those in the forward-looking statements, including risks and uncertainties related to the transformation of our TV Guide magazine publishing business; timely availability and market acceptance of products and services incorporating the Company’s technologies and content; our investment in new and existing businesses, including TV Guide magazine, TV Guide Spot and TV Guide Mobile; the impact of competitive products, services and pricing; ongoing and potential future litigation; and the other risks detailed from time to time in the Company’s SEC reports, including the most recent reports on Forms 10-K, 10-Q and 8-K, each as it may be amended from time to time. The Company assumes no obligation to update these forward-looking statements.

Contact:

Gemstar-TV Guide International, Inc.
Media:
Eileen Murphy, 212-852-7336 or 917-913-2233
Whit Clay, 212-446-1864

Analysts and Investors:
Rob Carl, 323-817-4600